TEAMING AGREEMENT

This agreement (“Agreement”) is entered into effective this 10th day of June, 2011, by and between Renew Energy, Inc. (“Renew") and Premier Power Renewable Energy, Inc. ("Premier").

WHEREAS:

A.
Renew and Premier (hereinafter sometimes referred to individually as a “Party” and collectively as “the Parties”) have identified and intend to pursue business opportunities in connection with the engineering, procurement and construction of photovoltaic solar system projects;

B.	Renew, as an affiliate of Teichert Construction, has substantial expertise in the estimating, bidding, management and construction of a wide range of civil works construction projects in California;

C.	Premier has specialized expertise in the design, procurement and installation of photovoltaic solar systems; and

D.
On the terms and conditions and to the extent stated herein, the Parties have agreed to work exclusively with one another as a team in connection with the engineering, procurement and construction of certain photovoltaic solar system projects (hereinafter “Projects”) in Northern California; and

NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, it is hereby agreed as follows:

1.	Relationship

a.
During the term of this Agreement, the Parties shall be independent contractors.  Renew and Premier both shall use reasonable efforts to secure the award of Projects.  If one or more Projects are awarded to the Parties by one or more Project owners (hereinafter “Owner” or “Owners”), the Parties have agreed that Renew will be the prime contractor entering into the contract directly with the Owner and Premier will act as a subcontractor to Renew.

b.
Except as may be expressly authorized in writing, neither Party is authorized to make commitments, representations, warranties, or agreements on behalf of the other, and the Parties each agree not to hold themselves out as having such authority.

c.
Promptly following execution of this Agreement and in any event prior to the award of any Project to Renew, the Parties shall use reasonable efforts to negotiate in good faith and agree upon all of material terms of the form of subcontract to be executed by and between Renew and Premier.  The terms of any such subcontract shall be consistent with the terms of this Agreement.

d.	Nothing in this Agreement shall be deemed to constitute, create, give effect to, or otherwise recognize a joint venture, partnership, or formal business entity of any kind between the Parties.

e.
Nothing herein shall be construed as providing for the sharing of profits or losses arising out of the efforts of either or both of the Parties, except as may be provided for in any resultant subcontract agreed to between the Parties.  The cooperation of the Parties is for the purpose of complementing their respective abilities so that the maximum number of available Projects is awarded to Renew, with Premier acting as a subcontractor to Renew for any such Projects.

f.
The Parties recognize and agree that partnering principles and processes shall be adopted and implemented in all aspects and at all levels of their relationship in connection with the preparation of proposals, the negotiation of contracts, and the engineering, procurement and construction of Projects.  Partnering meetings and activities at the senior management level will be conducted not less than twice each year during the term of this Agreement.  In preparing proposals and negotiating contracts for Projects, the Parties shall endeavor to include terms and conditions calling for partnering with each Owner.

g.
Renew and Premier each shall bear all of its own costs, expenses, risks and liabilities in performance of its obligations under this Paragraph 1.  Neither Party has the authority to act for or on behalf of the other Party unless the other Party specifically agrees in writing.

h.
During the term of this Agreement, each Party agrees that it will not seek, directly or indirectly, to hire any employee of the other Party.  Provided however, this provision shall not prevent a Party from hiring any individual who voluntarily, entirely on his or her own initiative, and without any solicitation or enticement by that Party, decides to seek employment with that Party.  Placing an advertisement for an employment opportunity in a publication of general circulation shall not be considered a solicitation of an employee.

2.	Projects and Exclusivity

a.
In connection with this Agreement, “Projects” shall mean photovoltaic solar system projects which are (i) connected directly to the utility grid at a medium or high voltage, (ii) ground mounted, (iii) larger than 1.5 MWp, (iv) located in California at a latitude of 35 degrees North or higher, (v) connected to the utility grid at a single point of connection, and (vi) being procured by an Owner under a single contract providing for engineering, procurement and construction.

b.	The Parties shall endeavor to provide EPC services in respect of Projects which will provide a gross profit margin in the 10% to 20% range, with a target price per MW of approximately $3.5 million.

c.	Renew and Teichert each shall provide appropriately qualified personnel for, and use commercial reasonable efforts to support each other in the preparation of proposals for Projects.

d.
The Parties agree that they shall work exclusively with one another in preparing proposals for and seeking the award of Projects.  This exclusivity obligation shall extend to the affiliates, subsidiaries and parent companies of each of the Parties, and each Party is responsible for compliance in this respect by its affiliates, subsidiaries and parent companies.

1)
Teichert Construction shall be allowed to pursue commercially available projects; private projects only when contacted by a third party and shall not pursue a project as a general contractor without the consent of ReNew and Premier. The scope of work provided shall not be outside of the Teichert Construction historical scopes of work unless consent is given by ReNew and Premier.

e.
Notwithstanding the foregoing, the Parties’ mutual obligation of exclusivity shall not extend to or include any Project with respect to which (i) the Parties agree in writing shall not be subject to the obligation of exclusivity, (ii) the underlying source of project authorization is California Government Code Section §§4217.10, et seq. (energy conservation and production) (iii) either of the Parties notifies the other party in writing within two weeks after receipt of the RFP, bid documents, or project requirements that the party in its sole discretion has decided not to participate in the preparation of a proposal for that Project.

f.
If a Party elects not to participate in any Project with the other Party, the party electing not to participate agrees that it will not to participate in, assist or support in any way the preparation of any proposal for that Project on its own or in connection with other persons or firms.  The other Party, however, shall be free to participate in, assist or support the preparation of a proposal for that Project either on its own or in connection with others.

g.
If an Owner wishes to engage Renew to perform a scope of work for a Project which includes less than all of the required engineering, procurement and construction services for the Project, then Premier nevertheless will be entitled to participate in the Project in accordance with the terms and conditions of this Agreement unless the Parties agree otherwise.  By way of example, if an Owner wishes to engage Renew for a Project but the Owner wishes to purchase some or all of the photovoltaic equipment directly from the supplier or manufacturer of that equipment, Premier still shall be entitled to participate in the Project in accordance with the terms and conditions of this Agreement, including without limitation Paragraphs 3 and 5, below.

3.	Proposals and other pre-award activities

a.
Premier agrees to assist Renew in the preparation of proposals to Owners and in providing Owners with any additional information and data reasonably required to assist Owners in their evaluation of such proposals.  Premier also and shall participate with Renew, as reasonably required by Renew, in any negotiations, presentations, additional submittals, or the like deemed necessary or advantageous by the Parties in securing the award of contracts for one or more Projects.

b.
In connection with any such proposal, each of the Parties shall prepare a complete and detailed cost estimate for all areas of responsibility and items of work to be undertaken by that Party.  The Parties’ cost estimates shall be shared and reviewed on an “open book” and “full disclosure” basis prior to the submission of any proposal for a Project.

c.
Each of the Parties shall be solely responsible for the accuracy and completeness of any and all cost or pricing data, materials, certifications or representations prepared by it and submitted to any Owner in connection with any proposal, and each Party agrees to release, defend, indemnify and hold the other harmless against any and all liability or loss which may arise in connection with such data, materials, certifications or representations.

d.
Except as otherwise provided in Paragraph 2 above, no proposal shall be submitted to any Owner for any Project unless both the Parties agree upon the terms of the proposal and the scope of responsibility, pricing and estimated gross profit margin of each party relating to the proposal.  In general, the Parties agree to submit a proposal for any Project only if the estimated gross margin  at the prime contract level with respect to that Project is 10% or greater. Gross margin is defined as revenue minus direct project cost.  Direct project cost at the prime contract level includes all of the following costs incurred or to be incurred by Renew: sales commissions, feasibility studies, engineering, permits, site preparation, labor, equipment construction and materials, project management, bonding, project insurance, warranty, amounts payable to subcontractors other than Premier (with subcontractor markup included), Premier direct project costs without markup, and other costs as required by the EPC contract.  All pricing will include a  gross margin for both Parties.  Provided, however, under no circumstances will Renew’s gross margin include mark-up on Premier’s subcontract work, equipment or materials.

e.
With respect to any proposal submitted by the Parties under or in connection with this Agreement, the total estimated  gross margin shall be allocated by the Parties in accordance with the following principles: (i) gross margin up to 10% shall be allocated between the Parties based on the relative dollar value of each Party’s scope of EPC services in respect of the Project, (ii) if the Project opportunity and proposal effort were developed through efforts of the Parties that were approximately equal, any estimated  gross margin  in excess of 10% shall be allocated equally between the Parties; and (ii) if the Project opportunity and proposal effort were developed primarily through the efforts of one Party, any estimated gross profit margin in excess of 10% shall be allocated 75% to the Party making the primary sales efforts and 25% to the other Party, provided, however, no term or provision of this Paragraph 3.e. or any other term or provision of this Agreement shall obligate either Party to assure or guarantee that the other Party will actually recover or achieve any estimated or allocated  gross margin with respect to any Project.

f.
Each of the Parties shall bear all of its own costs, expenses, risks and liabilities in performance of its obligations under this Paragraph 3.  Provided however, if any Owner pays a stipend or other form of reimbursement to unsuccessful proposers, the Parties agree to equitably share the stipend or reimbursement based upon the respective pro forma dollar values of their participation in the proposed Project.

4.	Proprietary information, Branding

a.
Renew and Premier, to the extent of their respective rights and abilities to do so, shall exchange such technical information and data as are reasonably required of each to perform its obligations under this Agreement.  Each Party hereto agrees to keep in confidence and to use the same degree of care as its uses with respect to its own proprietary data to prevent the disclosure to third parties of all technical information and confidential business information (hereinafter called "Data") received from the other Party under this Agreement, if such Data is disclosed in writing and designated by an appropriate stamp or legend by the disclosing Party to be of a proprietary nature.  Data received by either Party from the other shall only be used for the purposes of submitting a proposal, negotiating a contract and subcontract, and/or designing and constructing a Project.  Such restrictions shall not apply, however, to the extent such Data:  (a) was in the public domain at the time of disclosure or later comes into the public domain; or (b) was known to the receiving Party at the time of disclosure; or (c)  is authorized for disclosure by the written approval of the transmitting Party, or (d) is not unlawfully derived by the receiving Party from a source other that the disclosing Party without restriction as to the use or disclosure of the Data; or (e) is independently developed by the receiving Party without recourse to any proprietary data provided under this Agreement. The foregoing restrictions shall cease to apply upon the expiration of two (2) years from the date of this Agreement.  The provisions of this paragraph shall not limit either Party's right to use in accordance with the terms under which it is received, any information disclosed by a third Party who the receiving Party does not know or have reason to know received that information directly or indirectly from the other Party hereto under an obligation prohibiting such disclosure.

b.
Premier Data may be disclosed in confidence by Renew to appropriate representatives of any Owner for proposal evaluation purposes only and may be used by Renew only in connection with the submission of proposals resulting from this Agreement.  Upon execution of a subcontract to Premier as a result of any such proposal, the terms of that subcontract shall govern with respect to subsequent use or disclosure of Premier’s Data.

c.
Upon termination of this Agreement, all Data shall be promptly returned to the owner thereof upon request of the owner of said Data.  All Data furnished hereunder may be destroyed by the custodian of such Data thirty (30) days following termination of this Agreement, if the return of such Data was not requested prior to such destruction.  The recipient of any Data under this Agreement may retain, in its law or patent department files, one copy of Data transmitted pursuant to this Agreement solely for purposes of determining compliance with this Paragraph 4.  It is agreed that no license to any patents of either Party is granted by this Agreement or by any discussions or confidential business data and/or proprietary data or information supplied hereunder.

d.
Each Party hereto shall designate in writing one or more individuals within its organization as the only person(s) authorized to receive Data exchanged between the parties.  Any proposal submitted hereunder and the pages relating thereto which contain Data shall bear a restrictive legend acceptable to both parties and the Authority.

e.
Inventions made by employees of either Party shall be owned by the Party employing the inventor(s).  Inventions made jointly by employees of the two parties during the term of this Agreement shall be assigned to the Party with respect to whose product line or services the invention most closely relates, and the filing and prosecution of any patent applications on such inventions shall be at that Party's expense.  The other shall have an irrevocable royalty-free license with the right to sublicense its clients, to practice such jointly made inventions throughout the world.

f.
Within 15 days after execution of this Agreement, the Parties shall jointly prepare an Addendum to this Agreement which identifies persons or firms that as of the date of this Agreement are existing customers of Premier and persons or firms that are existing customers of Renew.  If during the term of this Agreement Renew undertakes a Project for any customer identified on the Addendum as a customer of Premier, the customer shall be deemed to have been brought to the Parties by Premier.  If during the term of this Agreement Renew undertakes a Project for any customer identified on the Addendum as a customer of Renew, the customer shall be deemed to have been brought to the Parties by Renew.   If this Agreement is terminated for any reason other than failure of the Parties to reach agreement on the material terms of the subcontract to be used by the Parties, each Party agrees not to solicit business from customers identified on the Addendum as customers of the other Party for a period of two years from the date of termination.  If a  new customer or potential customer is brought to the Parties through efforts of the Parties that were approximately equal, that customer shall be identified on the Addendum as a customer of both Parties.  If this Agreement is terminated for any reason other than failure of the Parties to reach agreement on the material terms of the subcontract to be used by the Parties, each Party agrees not to solicit business from customers identified on the Addendum as customers of both Parties for a period of two years from the date of termination except on terms consistent with this Agreement.  From time to time by mutual agreement the Parties shall update the Addendum to identify additional customers and state whether such customers are customers of Premier, of Renew, or of both Parties.

g.
All press releases relating to the Parties’ operations and activities under this Agreement shall be mutually agreed upon by the Parties in advance. The Party authoring any press release shall send a written request for approval by the other Party at least three business days before the targeted issue date. The other Party shall reply in writing within two business days of receipt or the press release shall be deemed approved. To the greatest extent practicable and legally permissible, all communications and documents relating to the team or any Project shall clearly and prominently identify the role of both Parties.  Renew shall be identified as the prime contractor.  Premier shall be identified as the prime subcontractor.

5.	Origination Fees

a.
With respect to any Project awarded to the Parties, the Party that identified the Project and brought it to the team shall be entitled to percentage fee (“Origination Fee”) in addition to any other compensation payable to that Party.

b.
The amount of the Origination Fee shall be 1% of the amount of any EPC contract executed by Renew for a Project and shall be treated for all purposes under this Agreement as part of the direct cost of the Project.  The Origination Fee shall be due and payable upon receipt by Renew of the first draw or progress payment received under the EPC contract following the date of  the unlimited notice to proceed.  The Party that is entitled to the Origination Fee shall be responsible for payment of any applicable sales commissions earned by or payable to any sales representative of that Party.

6.	Responsibilities for Project Execution

a.
Except as otherwise agreed with respect to any particular Project prior to submission of a proposal for that Project, the Parties responsibilities with respect to the design, procurement and construction of the Project shall be as set forth in this Paragraph 6.

b.
The responsibilities for Project execution shall be allocated between the Parties, first at the time of proposal submission and then in the subcontract to be executed by the Parties.  Such responsibilities shall be allocated based upon each Party’s areas of expertise and experience and consistent with the terms of this Paragraph 6.

c.
In general, Renew shall be responsible for overall Project management, civil construction, installation of ground mounts, installation of panels, off-loading and temporary storage of materials at the site, together with quality control, workmanship and warranty with respect to its items of work.  Renew also shall be responsible for procuring any performance and payment bond required for a Project.

d.
In general, Premier shall be responsible for all design and engineering services required, excluding civil, mechanical, and geotechnical engineering.  Premier also shall be responsible for energy yield forecasting, selection, procurement and delivery of PV modules, inverters, transformers, combiners and other systems, materials and components, electrical construction (excluding high-voltage electrical, substation, transmission line, and distribution line work), instrumentation and controls installation,  plant commissioning, system performance management, system performance warranty, low and medium voltage work, and operations and maintenance (to the extent required by the EPC Contract), together with quality control, workmanship and warranty with respect to its items of work.

e.
Prior to submission of any proposal under or in connection with this Agreement, on a Project by Project basis the Parties shall allocate responsibility for procuring any necessary civil, mechanical and geotechnical engineering services from appropriate engineering firms and for procuring high-voltage electrical, substation, transmission line, and distribution line work from appropriate subcontractors.

7.	Termination of Agreement

Unless extended by mutual written agreement of the Parties, this Agreement shall automatically expire upon the happening of any of the following events, whichever shall first occur:

a.	By mutual written agreement of the Parties.

b.	Failure of the Parties to reach agreement on the material terms of the subcontract to be used by the Parties in respect of one or more Projects.

c.	Failure of either Party to perform its obligations under or in connection with any Project awarded to the team in any substantial or material respect.

d.	April 1, 2014.

e.
Award of contracts to the Parties under or in connection with this Agreement which in the aggregate provide for the procurement of 100 MW or more of installed capacity.  Provided however, if prior to April 1, 2014 the Parties are awarded contracts under or in connection with this Agreement which in the aggregate provide for the procurement of 100 MW or more of installed capacity (“the 100 MW Milestone”), the term of this Agreement shall be extended automatically for an additional two years from the date the 100 MW Milestone was achieved.  Thereafter, if prior to the expiration of any additional two year period the Parties again reach the 100 MW Milestone, the term of this Agreement again shall be extended automatically for an additional two years.  By way of example, if the Parties reach the 100 MW Milestone by May 1, 2013, the term of this Agreement shall be automatically extended to May 1, 2015; then, if the Parties reach the 100 MW Milestone by March 1, 2015, the term of this Agreement shall be automatically extended to March 1, 2017.  All such automatic extensions and additional two year periods shall remain subject to Paragraph 7.d., below.

The Parties agree that the provisions of Paragraph 4, above, shall survive any termination of this Agreement in accordance with the terms set forth therein.

8.	Miscellaneous

a.	This Agreement shall be interpreted under the laws of California without regard for conflict of law provisions.

b.
This Agreement contains the entire agreement between the Parties and supersedes any prior or contemporaneous oral or written agreements, commitments, understandings or communications with respect to the subject matter hereof.

c.
Neither Party may assign its rights or responsibilities under this Agreement without the prior written consent of the other.  Notwithstanding such consent, however, the assigning Party shall remain responsible for the performance of the applicable terms of this Agreement by its assignee, unless otherwise agreed at the time of such assignment.  The Parties agree to look solely to each other with respect to performance of this Agreement.

d.	No subsequent modification of this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of the Party sought to be bound thereby.

e.
The failure of either Party to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other Party of any of the provisions hereof, shall in no way be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any Party thereof, or the right of either Party thereafter to enforce each and every provision.

f.
Neither Party shall be liable to the other Party for any indirect, incidental, special or consequential damages arising from or relating to any alleged breach of this Agreement, however caused, whether as a consequence of the negligence of the one Party or otherwise.

g.
In the event of any dispute regarding any matter covered by this Agreement, all matters at issue shall be referred to the senior executive officers of the Parties for resolution.  In the event that the dispute is not resolved through such negotiations, the parties agree to promptly submit their dispute to mediation before an experienced, mutually acceptable mediator.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective the day and year first above written.

RENEW ENERGY, INC.		PREMIER POWER RENEWABLE ENERGY, INC.

By:	/s/ Pat Pathipati	By:	/s/ Miguel de Anquin

Title:	Executive Vice President & CFO	Title:	President